Exhibit 99.1

FOR IMMEDIATE RELEASE

MDWerks’ Two Trees Beverage Subsidiary Receives Two 2026 SIP Awards for Its Award-Winning Bourbons

Green Cove Springs, FL – August 25, 2026 – MDWerks, Inc. (“MDWerks” or the “Company”) (OTCQB: MDWK), a forward-thinking company leading the charge in the world of sustainable technology, today announced that its subsidiary, Two Trees Beverage Company (“Two Trees”), received two 2026 SIP Awards, including a Gold Medal for Two Trees Wood-Crafted Bourbon™ and a Platinum Medal for Land of the Sky Straight Bourbon Whiskey Finished with Oak™.

The prestigious SIP Awards, an esteemed annual event in the world of spirits, stands as a benchmark of excellence in the industry. Renowned for its rigorous blind-tasting methodology, the SIP Awards offers a level playing field for spirits of all scales and origins, where consumers and industry experts evaluate each entry without any bias. This unparalleled approach ensures that the most deserving brands are recognized and celebrated. The SIP Awards not only fosters competition but also serve as a platform for spirits producers to showcase their craft and innovation. With its commitment to transparency and quality, the SIP Awards continue to be a gold standard in the realm of spirit competitions, guiding consumers and connoisseurs to discover the finest libations.

In this year’s 18th annual SIP Awards competition, more than 1,300 global entries were judged by approximately spirits enthusiasts through a double-blind tasting process. Consumer judges scored each spirit sample based on aroma, taste, and finish, in a controlled environment to provide a consistent and fair assessment across the board.

The Gold Medal Award showcases spirits earning marks from consumer judges in the top range of their categories, reflective of distinguished spirits to be recommended to the public. The Platinum Medal Award is reserved for spirits that achieve exceptional scores, representing exemplary products that stand out for their superior quality and character within their categories.

Two Trees Wood-Crafted Bourbon earned a prestigious Gold Medal and recognition as an outstanding international beverage in the category of Small Batch Bourbon (up to 10 years). Land of the Sky Straight Bourbon Whiskey Finished with Oak earned a prestigious Platinum Medal and recognition as an outstanding international beverage in the category of Straight Bourbon Whiskey. These honors underscore the quality, depth of flavor, and consistency that Two Trees continues to deliver across its portfolio of fine spirits.

Steven Laker, Chief Executive Officer of MDWerks, commented, “We are excited to share that Two Trees has once again been recognized at the SIP Awards—this time with a Gold Medal for our Wood-Crafted Bourbon and a Platinum Medal for our Land of the Sky Straight Bourbon Finished with Oak. These awards are a testament to the skill and creativity of the Two Trees team and to the strength of our sustainable finishing technology. We are particularly proud that our recent efforts to redesign and refine the formula, label and bottle of our premier product, Two Trees Wood-Crafted Bourbon, which showcases MDWerks’ proprietary technology, have been validated with this prestigious Gold Medal. By combining innovative processes with traditional craftsmanship, we are producing exceptional spirits that not only resonate with consumers in blind tastings but also align with our broader commitment to environmental and economic responsibility.

About MDWerks, Inc.

MDWerks, Inc. (“MDWerks”) (OTCQB: MDWK) is a forward-thinking company that is leading the charge in the world of sustainable technology. As a prominent provider of energy wave technologies, MDWerks is committed to developing innovative solutions that help businesses reduce their costs and drive business value. For more information, please visit https://mdwerksinc.com.

MDWerks’ wholly owned subsidiary, Two Trees Beverage Company, is headquartered deep in the Appalachian Mountain country, creating fine spirits, aged sustainably. Two Trees’ fine spirits brands, including Two Trees® and Tim Smith Spirits®, have received multiple industry awards. For more information, please visit https://twotreesdistilling.com.

MDWerks’ wholly owned subsidiary, RF Specialties, LLC (“RFS”), addresses companies’ most pressing challenges by implementing automated radio frequency technology systems in a sustainable way, reducing costs and increasing speed to market when compared to traditional methods. For more information, please visit https://www.rfspecialtiesus.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements”. Forward-looking statements also may be included in other publicly available documents issued by MDWK and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause MDWK’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others, economic conditions, changes in the laws or regulations, demand for MDWK’s products and services, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K, which are available on the Securities and Exchange Commission’s website at sec.gov. We assume no obligation to update any forward-looking statements contained in this press release.

Company Contact

MDWerks, Inc.

T: (252) 501-0019

info@mdwerksinc.com